Exhibit 99.1

OFS CAPITAL CORPORATION

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Chicago, IL—November 7, 2014—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended September 30, 2014.

RECENT CORPORATE DEVELOPMENTS:

•	On November 4, 2014, OFS Capital’s Board of Directors declared a 2014 fourth quarter distribution of $0.34 per share, payable December 31, 2014 to shareholders of record as of December 17, 2014.
•	During the third quarter of 2014, OFS Capital’s SBIC fund, OFS SBIC I, LP (“SBIC I LP”), closed twelve new investments totaling approximately $65.1 million, consisting of approximately $54.7 million of investments in new portfolio companies, a $7.0 million investment to refinance an existing portfolio company, and $3.4 million in follow-on investments.
•	During the third quarter of 2014, OFS Capital increased, by approximately 1%, its weighted average yield on debt investments (at fair value) to 9.09%.
•	Since the end of the third quarter and as of November 6, 2014, the SBIC fund closed an $11.0 million new investment during the fourth quarter of 2014.

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	As of September 30, 2014
Total assets	$289.1
Investment portfolio, at fair value	$266.2
Net assets	$137.1
Net asset value per share	$14.22
Weighted average yield on debt investments (at fair value)	9.09%

Operating Results	Quarter ended September 30, 2014	Quarter ended September 30, 2013
Total investment income	$6.2	$4.0
Net investment income	$2.9	$1.4
Net increase in net assets resulting from operations	$3.8	$0.4

Portfolio Activity	Quarter ended September 30, 2014	Quarter ended September 30, 2013
Number of new portfolio companies	6	1
Investments in new portfolio companies	$54.7	$3.0
Investments in existing portfolio companies	$12.8	$0
Number of portfolio companies at end of period	57	56

PORTFOLIO AND INVESTMENT ACTIVITIES

During the third quarter of 2014, SBIC I LP closed seven debt investments totaling $61.7 million at par in six new portfolio companies, consisting of $52.0 million of senior secured debt investments, $7.5 million of subordinated debt investments, and $2.2 million of equity investments. In addition, during the third quarter of 2014, SBIC I LP made follow-on investments totaling $3.4 million with two existing portfolio companies, consisting of $3.0 million of debt investments and $0.4 million of equity investments. OFS Capital’s senior loan fund, OFS Capital WM, LLC (“OFS Capital WM”), made a new investment in a recapitalized existing portfolio company in the amount of $2.4 million during the third quarter of 2014.

The total fair value of OFS Capital’s investment portfolio was $266.2 million as of September 30, 2014, which was equal to 98.0% of cost at September 30, 2014. The portfolio included outstanding loans of approximately $262.7 million in aggregate principal amount (with an aggregate fair value of $253.7 million) in 57 portfolio companies. Of this $262.7 million total, SBIC I LP held debt investments of approximately $123.2 million in aggregate principal amount ($119.6 million fair value) in 18 portfolio companies. SBIC I LP also held equity securities with a fair value of $12.5 million in 11 of these 18 portfolio companies. As of September 30, 2014, floating rate loans comprised 82% of OFS Capital’s debt investment portfolio, with the remaining 18% in fixed rate loans, as a percentage of fair value. As of September 30, 2014, 88% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 7% of subordinated loans, and 5% of equity investments. The weighted average yield on debt investments was 9.09% at September 30, 2014. OFS Capital had unfunded commitments of $6.6 million in four portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Investment income

Total investment income increased by approximately $2.2 million, or 54%, for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013. The $2.2 million increase in total investment income was due to an increase in interest income, and dividend and fee income. The increase in interest income was primarily attributable to the higher yielding debt investments held by SBIC I LP, as a result of our consolidation of SBIC I LP upon closing of our acquisitions of the SBIC fund interests on December 4, 2013 (the “SBIC Acquisitions”), as well as an increase in debt investments originated by SBIC I LP during the three months ended September 30, 2014. The increase in dividend and fee income was primarily attributable to our recognition of dividend income contractually earned but not declared on certain of our preferred equity investments held by SBIC I LP during the three months ended September 30, 2014, as well as fee income recognized by SBIC I LP in connection with certain of its debt investments. The increase in total investment income was offset by a decrease in interest income from investments held by OFS Capital WM (“OFS Capital WM Investments”).

For the three months ended September 30, 2014, we generated total interest income from non-control/non-affiliate investments in the amount of approximately $4.4 million, of which approximately $2.7 million was generated by OFS Capital WM Investments and $1.7 million by investments held by SBIC I LP (“SBIC I LP Investments”). For the three months ended September 30, 2013, the entire interest income from non-control/non-affiliate investments of approximately $4.0 million was generated by OFS Capital WM Investments. The decrease in interest income of approximately $1.3 million generated by OFS Capital WM Investments was primarily due to the decrease in OFS Capital WM Investments in 2014 as compared with 2013 (at September 30, 2014, June 30, 2014 and March 31, 2014, the aggregate principal of OFS Capital WM Investments was approximately $139.6 million, $161.8 million and $174.5 million, respectively, while at September 30, 2013, June 30, 2013 and March 31, 2013, the aggregate principal of OFS Capital WM Investments was approximately $213.9 million, $224.6 million and $227.0 million, respectively). SBIC I LP holds all of our affiliate investments and our only control investment. In addition, during the three months ended September 30, 2014, SBIC I LP generated dividend and fee income of approximately $0.6 million. While not consolidated with us during the quarter ended September 30, 2013, SBIC I LP had interest income and dividend and fee income of approximately $1.1 million and $73 thousand, respectively, during the quarter.

Total expenses

Total expenses increased by approximately $0.7 million, or 28%, for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013.

Interest expense increased by approximately $0.2 million for the three months ended September 30, 2014, compared to the three months ended September 30, 2013, primarily due to $0.3 million of 2014 interest expense incurred on our Small Business Administration (“SBA”) debentures (which we assumed in the December 2013 SBIC Acquisitions), offset by a 2014 decrease of approximately $0.1 million in interest expense on OFS Capital WM’s credit facility (“OFS Capital WM Credit Facility), due to reduction in the interest rate on the facility pursuant to the a November 2013 amendment to the OFS Capital WM Credit Facility.

For the three months ended September 30, 2014, we recorded $49 thousand of amortization expense of intangible asset related to the SBIC license, which intangible asset was recognized by SBIC I LP upon closing of the SBIC Acquisitions.

Management fees expense decreased by approximately $0.2 million for the three months ended September 30, 2014 compared to the three months ended September 30, 2013, which was primarily due to a decrease in base management fee of approximately $0.1 million, as a result of a reduced quarterly base management fee of 0.145833% for the remainder of 2014 effective April 1, 2014, compared with the quarterly base management fee of 0.21875% for 2013.

On May 5, 2014, we were notified by OFS Capital Management, LLC, our investment advisor (“OFS Advisor”) that, effective as of April 1, 2014, it would reduce its base management fee by two-thirds for the balance of the 2014 fiscal year. Specifically, OFS Advisor agreed to reduce its base management fee from 0.4375% per quarter to 0.145833% per quarter for the second, third, and fourth quarters of 2014. Accordingly, the effective annual base management fee for the 2014 fiscal year will be equal to 50% of the 1.75% required by our Investment Advisory and Management Agreement (“Advisory Agreement”) with OFS Advisor, or not greater than 0.875%. OFS Advisor informed us that this reduction was being made for the benefit of our shareholders to take into account unforeseen delays in completing the SBIC Acquisitions.

For the three months ended September 30, 2014, we incurred an incentive fee expense to OFS Advisor in the amount of approximately $0.7 million. We did not incur any incentive fee expense during 2013.

Net realized and unrealized gain (loss) on investments

For the three months ended September 30, 2014, we recorded approximately $0.4 million of net change in unrealized depreciation on non-control/non-affiliate investments, consisting of approximately $0.5 million of net change in unrealized depreciation on non-control/non-affiliate investments held by OFS Capital WM, and approximately $(0.1) million of net change in unrealized depreciation on non-control/non-affiliate investments held by SBIC I LP. In addition, for the three months ended September 30, 2014, we recorded approximately $1.0 million of net change in unrealized appreciation on affiliate investments held by SBIC I LP, as well as approximately $(0.5) million of net change in unrealized depreciation on a control investment held by SBIC I LP (Tangible Software, Inc). For the three months ended September 30, 2013, we recorded approximately $(1.5) million of net change in unrealized depreciation on non-control/non-affiliate investments held by OFS Capital WM, as well as approximately $0.4 million of net change in unrealized depreciation on affiliate investment, consisting solely of our equity investment in SBIC I LP, which we accounted for at fair value at September 30, 2013.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2014, OFS Capital had $14.3 million in cash and cash equivalents, including $10.3 million in capital commitments funded into SBIC I LP.

For the nine months ended September 30, 2014, OFS Capital had net cash used in operating activities of $14.4 million, primarily due to $90.7 million of cash used to purchase portfolio investments, offset by net proceeds of $59.1 million received from principal payments on portfolio investments, cash collections of $9.5 million from the sale of portfolio investments, and $6.4 million net increase in net assets resulting from operations.

Net cash provided by investing activities was $0.5 million for the nine months ended September 30, 2014 due to change in restricted cash held by OFS Capital WM resulting from a terminated unfunded revolving commitment.

Net cash used in financing activities was $0.3 million for the nine months ended September 30, 2014, primarily attributable to the $24.2 million of net repayments on OFS Capital WM’s revolving credit facility, and $9.7 million of cash paid in dividends and distributions, offset by $35.4 million in draws from SBA-guaranteed debentures.

As of September 30, 2014, OFS Capital WM had $84.8 million in debt outstanding on its $125.0 million revolving credit facility, and $9.7 million remaining in borrowing availability. As of the same date, SBIC I LP had leverage commitments of $149.9 million from the SBA, and $61.4 million of outstanding SBA-guaranteed debentures, leaving incremental borrowing capacity of $88.5 million under present SBIC regulations.

OFS Capital’s primary uses of cash are purchases of debt and equity investments, interest payments on indebtedness, payment of other expenses, and distributions to shareholders.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 7, 2014 at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 17, 2014 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10055334.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended September 30, 2014, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	September 30,	December 31,
	2014	2013
Assets	(unaudited)
Investments, at fair value
Non-control/non-affiliate investments (cost of $223,703 and $201,209, respectively)	$219,936	$197,338
Affiliate investments (cost of $38,982 and $32,618, respectively)	40,692	32,735
Control investment (cost of $8,991 and $9,596, respectively)	5,551	7,846
Total investments at fair value	266,179	237,919
Cash and cash equivalents	14,288	28,569
Restricted cash and cash equivalents	-	450
Interest receivable	704	644
Receivable from investment sold	-	4,493
Prepaid expenses and other assets	266	174
Intangible asset, net of accumulated amortization of $161 and $0, respectively	2,339	2,500
Goodwill	1,077	1,077
Due from affiliated entity	-	218
Deferred financing closing costs, net of accumulated amortization of $2,320 and $1,851, respectively	4,258	3,043
Total assets	$289,111	$279,087

Liabilities
Accrued professional fees	$496	$613
Interest payable	804	1,044
Management fees payable	2,757	1,168
Administration fee payable	972	280
Other payables	251	260
Deferred loan fee revenue	592	389
SBA debentures payable	61,375	26,000
Revolving line of credit	84,763	108,955
Total liabilities	152,010	138,709

Commitments and Contingencies (Note 7)

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of September 30, 2014 and December 31, 2013	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,638,061 and 9,629,797
shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	96	96
Paid-in capital in excess of par	143,231	143,126
Distributions in excess of net investment income	(7,491)	(4,103)
Accumulated net realized gain	2,742	2,742
Net unrealized depreciation on investments	(1,477)	(1,483)
Total net assets	137,101	140,378

Total liabilities and net assets	$289,111	$279,087

Number of shares outstanding	9,638,061	9,629,797
Net asset value per share	$14.22	$14.58

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Investment income
Interest income
Non-control/non-affiliate investments	$4,420	$4,017	$11,730	$12,618
Affiliate investments	896	-	2,515	-
Control investment	277	-	843	-
Total interest income	5,593	4,017	15,088	12,618
Dividend and fee income
Non-control/non-affiliate investments	205	-	213	-
Affiliate investments	424	-	541	-
Control investment	(25)	-	25	-
Total dividend and fee income	604	-	779	-

Total investment income	6,197	4,017	15,867	12,618

Expenses
Interest expense	1,001	821	2,989	2,530
Amortization and write-off of deferred financing closing costs	167	168	469	803
Amortization of intangible asset	49	-	161	-
Management fees	543	744	2,341	2,345
Incentive fee	723	-	723	-
Professional fees	382	418	1,112	1,177
Administrative fee	212	200	972	657
General and administrative expenses	227	238	708	770

Total expenses	3,304	2,589	9,475	8,282

Net investment income	2,893	1,428	6,392	4,336

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	17	-	17	5
Net realized gain on affiliate investment	-	-	28	-
Net change in unrealized depreciation on non-control/non-affiliate investments	427	(1,501)	106	554
Net change in unrealized appreciation/depreciation on affiliate investments	964	439	1,591	1,599
Net change in unrealized depreciation on control investment	(466)	-	(1,691)	-

Net realized and unrealized gain (loss) on investments	942	(1,062)	51	2,158

Net increase in net assets resulting from operations	$3,835	$366	$6,443	$6,494

Net investment income per common share - basic and diluted	$0.30	$0.15	$0.66	$0.45
Net increase in net assets resulting from operations per common share - basic and diluted	$0.40	$0.04	$0.67	$0.67
Dividends and distributions declared per common share - basic and diluted	$0.34	$0.34	$1.02	$1.02
Basic and diluted weighted average shares outstanding	9,635,943	9,626,336	9,633,214	9,616,637

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.  OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including first-lien senior secured, second-lien senior secured, and senior secured unitranche loans, as well as unsecured subordinated debt and, to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Mendel Communications

Bill Mendel, 212-397-1030